Exhibit 10.13

OPTION AGREEMENT

     THIS OPTION AGREEMENT is entered into and effective this 4th day of September, 2002 by and between Western Gold Resources, Inc., a Florida corporation, ("Optionor") and Atlas Minerals Inc. (Optionee").

RECITALS

A.	Optionor is the sole owner of the Estrades Mine in Quebec, Canada (the real, personal and intangible property comprising such mine is referred to herein as the "Mine").

B.	Optionee is considering purchasing the Mine by way of merger and desires an option to accomplish due diligence, obtain financing and other matters, which could lead to such purchase.

C.	All references herein to "Dollars" or "$" shall mean United States Dollars unless otherwise indicated.

     In consideration of the following covenants, agreements and promises, the parties agree as follows:

The Option

     Optionor hereby grants Optionee an Option (the”Option”) to purchase the Mine in accordance with the terms of this Option Agreement and substantially in accordance with the terms and conditions of the Agreement and Plan of Merger attached hereto as Exhibit A. The Option will be exercised by Optionee by delivery of written notice of same to Optionor prior to its termination.

Option Period

     The term of the Option shall be 120 days from the date hereof , unless a lesser or greater term shall be agreed upon by the parties.

Option Price

     The price to be paid by Optionee to Optionor for the Option at signing shall be $25,000.00 in cash. Part of the $25,000.00 cash payment may, at Optionor’s discretion be used to purchase all of the shares of Orivillers Resources, which holds a 30% participation interest in cash flow from the Estrades property following full recovery of all capital invested in the property

Merger Consideration

     The merger consideration to be paid for all of the assets comprising the Mine under the Option shall be:

     a. $150,000.00 by wire transfer to Optionor's account at closing, and

     b. 13,800,000 shares of common stock of Optionee (1.2 Optionee shares for each of the 11,550,000 shares of Optionor) less 100,000 shares in consideration of the $25,000.00 cash paid to the Optionor at signing.

     c. The parties agree that as additional consideration for the purchases hereby, the sum of $10,000.00 per month will be paid to Harold R. and Eileen A. Shipes (the “Shipes”) for a period of ten years, for which the Shipes will dedicate 50% of their time to the affairs of Optionee as required, at no additional compensation., Harold R. Shipes will forego any and all directors and committee fees associated with his position as a director of Optionee in exchange for the payments to be made under this paragraph.

Agreement and Plan of Merger

     Attached as Exhibit A is a copy of the Agreement and Plan of Merger between Optionor and Optionee. The parties agree that they are prepared to accept Exhibit A as the form to reflect the exercise of the Option and purchase of Optionor and the Mine hereunder. The parties each agree to negotiate in good faith and deal with each other fairly to prepare a definitive Agreement and Plan of Merger (the “Definitive Agreement”) substantially in conformance with Exhibit A, and, provided the parties successfully agree to the Definitive Agreement, to close this transaction promptly thereafter.

Exclusive Dealing

     Until the later of (i) 120 days after the signing of this Agreement, or (ii) the date that we mutually agree to terminate the transactions contemplated hereby:

(1)

Optionor, its officers directors and agents, will not directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other person relating to the acquisition of the Optionor or an interest in the Estrades property, in whole or in part; and

(2)

Optionor will immediately notify Optionee regarding any contact between it or its representatives and any other person regarding any such offer or proposal or any related inquiry including full and complete disclosure of all details regarding such contact.

Disclosure

IT IS UNDERSTOOD AND AGREED THAT BECAUSE OPTIONEE’S SHARES ARE PUBLICLY TRADED IN THE UNITED STATES, IT HAS TO DISCLOSE THE DETAILS OF THIS TRANSACTION TO U.S. SECURITIES REGULATORS, ITS STOCK EXCHANGES, ITS ADVISORS AND POTENTIAL INVESTORS, AND THE INVESTING PUBLIC, BUT THAT UNAUTHORIZED DISCLOSURE BY OPTIONORCOULD CAUSE HARM TO OPTIONEE UNDER APPLICABLE SECURITIES LAWS AND LAWS OF SIMILAR APPLICATION. THEREFORE, EXCEPT AS AND TO THE EXTENT REQUIRED BY LAW, WITHOUT THE PRIOR WRITTEN CONSENT OF THE OPTIONEE, OPTIONOR WILL NOT, AND IT WILL DIRECT ITS REPRESENTATIVES NOT TO, MAKE, DIRECTLY OR INDIRECTLY, ANY PUBLIC COMMENT, STATEMENT, OR COMMUNICATION WITH RESPECT TO, OR OTHERWISE TO DISCLOSE OR TO PERMIT THE DISCLOSURE OF THE EXISTENCE OF DISCUSSIONS REGARDING A TRANSACTION BETWEEN OPTIONEE AND OPTIONOR OR ANY OF THE TERMS, CONDITIONS, OR OTHER ASPECTS OF THE TRANSACTION CONTEMPLATED HEREBY. IF OPTIONOR IS REQUIRED BY LAW TO MAKE ANY SUCH DISCLOSURE, IT FIRST MUST PROVIDE TO OPTIONEE THE CONTENT OF THE PROPOSED DISCLOSURE, THE REASONS THAT SUCH DISCLOSURE IS REQUIRED BY LAW, AND THE TIME AND PLACE THAT THE DISCLOSURE WILL BE MADE AND AFFORD OPTIONEE A REASONABLE OPPORTUNITY TO COMMENT UPON AND REQUEST CHANGES IN THE DISCLOSURE.

Due Diligence

     It is understood and agreed that Optionee will be entitled to conduct a full “due diligence” review of the property, business, assets, liabilities, financial condition and affairs of Optionor and its Subsidiary. Optionor will cooperate fully with Optionee in this endeavor and will provide access to Optionee, its attorneys, accountants and representatives to the property, books, records and financial data of Optionor and the Subsidiary.

Conditions

     The exercise of the Option and consummation of the transactions contemplated hereby shall be subject to: (i) the approval of the Board of Directors and shareholders of Optionee, in their respective sole discretions, (ii) Optionee being able to obtain either debt or equity financing on terms and conditions satisfactory to Optionee, (iii) any regulatory approvals and (iv) completion of due diligence satisfactory in all respects to Optionee.

Costs

     Each party will be responsible for and bear all of its own costs and expenses (including any broker’s or finder’s fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the transaction contemplated hereby.

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Binding Effect

     It is the express intention of the parties that the provisions of this Option Agreement are binding on the parties upon execution, and supersede all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between them on the subject matter hereof. Except as otherwise provided herein, the provisions of this Option Agreement may be amended or modified only in writing executed by both parties.

Governing Law

     This Option Agreement will be governed by and construed under the laws of the State of Colorado without regard to conflicts of laws principles.

Confidentiality

     Any proprietary or confidential information disclosed by a party to the other, will be kept confidential and not disclosed to third parties. If this Agreement is terminated for any reason, each party will deliver to the other the proprietary and confidential information received by it during the course of this transaction which information shall remain the property of the party disclosing it; provided that any engineering, geological or other technical information generated by Optionee’s due diligence will be disclosed to Optionor and may be used by it in its operations, subject to the other confidentiality provisions of this Agreement. The foregoing restrictions shall not apply to disclosure mandated by federal or state securities laws, order of any court or other legal compulsion or if disclosed in the public domain by a third-party or other means beyond the control of a party.

Counterparts

     This Option Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same agreement.

Time of the Essence

     Time is of the essence in this Option Agreement. Each party will use its best efforts to accomplish the transactions contemplated hereby as expeditiously as possible.

WESTERN GOLD RESOURCES, INC. By:/s/ H.R. (Roy) Shipes H.R. (Roy) Shipes President and CEO	ATLAS MINERALS INC. By: /s/ Gerald E. Davis Gerald E. Davis President and CFO

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EXHIBIT A

AGREEMENT AND PLAN OF MERGER

by and among

WESTERN GOLD RESOURCES, INC.
a Florida corporation, and

ATLAS MINERALS INC
a Colorado corporation

AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated this _____ day of __________ 2002, is by and among WESTERN GOLD RESOURCES, INC., a Florida corporation (“Seller”), whose address is 8040 Kolb Road, Tucson, AZ 85706 ____________________________________________________________________________, and ATLAS MINERALS INC., a Colorado corporation (“Buyer”), whose address is 10920 W. Alameda Ave., Suite 205, Lakewood, CO 80226.

RECITALS:

     A. Seller and Buyer have previously entered into an Option Agreement in which Seller agreed to sell the Estrades Mine to Buyer on certain terms and conditions; and

     B. To complete such acquisition, the respective Boards of Directors of Buyer and Seller have or will have approved the merger of Seller with and into Buyer (the “Merger”), pursuant to and subject to the terms and conditions of this Agreement and Plan of Merger.

     NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, Buyer and Seller hereby agree as follows:

1 Merger.

     1.1. Plan of Merger. Subject to the terms and conditions of this Agreement, including the receipt of all requisite shareholder approvals, the Merger will be carried out in the following manner:

          (a) Merger Approval. As soon as practicable after the execution of this Agreement, Seller and Buyer shall duly call, notice and hold a meetings of their respective shareholders entitled to vote to approve the Merger under the Florida Business Corporation Act (“Florida law”) and the Colorado Business Corporation Act, as amended (the “Colorado Law”) respectively. Unless deemed unnecessary by the parties, the parties will prepare file and obtain effectiveness of a registration statement on Form S-4 with the SEC, and will file and obtain effectiveness, as appropriate, registrations with state securities authorities, for the securities to be issued in the transactions contemplated by this Agreement. The parties will cooperate with each other and use their best efforts in making such filings and obtaining effectiveness thereof.

          (b) Merger. At the Effective Time (as defined in Section 1(c), Seller shall merge with and into Buyer, the separate existence of Seller shall cease and Buyer shall continue as the surviving corporation (Buyer, in its capacity as the corporation surviving the Merger, is referred to as the “Surviving Corporation”).

     (c) Certificate of Merger. Subject to the provisions of this Agreement, Articles of Merger in the form attached as Exhibits A and B hereto shall be duly executed and, on the Closing Date (as defined in Section 2), filed with the Colorado Secretary of State in accordance with Colorado Law and filed with the Florida Secretary of State, respectively. The Merger shall become effective upon the latest filing of the Articles of Merger (the “Effective Time”).

          (d) Treatment of Common Stock. At the Effective Time, each share of common stock, ($0.00) par value per share, of Seller (the “Common Stock or Seller Stock”) issued and outstanding immediately prior to the Effective Time, other than shares of Dissenting Shareholders, if any, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount equal to the Merger Consideration (as hereinafter defined and adjusted) divided by the Aggregate Number of Fully Diluted Shares (as hereinafter defined) immediately prior to the Effective Time (“Per Share Consideration”). Such shares of Seller Stock shall no longer be outstanding, shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Consideration, without interest.

     For purposes of the foregoing, “Aggregate Number of Fully Diluted Shares” shall be equal to the sum of:

               (1) the number of shares of Common Stock outstanding immediately prior to the Effective Time; and

               (2) the number of shares of Common Stock issuable upon the exercise of any Seller options ("Options") outstanding immediately prior to the Effective Time (whether or not such Options are then exercisable);

          (e) Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Seller, the officers and directors of the Surviving Corporation shall be fully authorized in the name of Seller, or otherwise to take, and Buyer and Seller shall cause such officers and directors to take, all such lawful and necessary action, so long as such action is not inconsistent with the Agreement.

          (f) Stock Plans. Except as may be otherwise agreed to by Buyer and Seller or as otherwise contemplated or required to effectuate this Section 1.1, Seller’s stock plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Seller shall be deleted as of the Effective Time.

          (g) Options. Seller shall take all necessary actions to provide that as of the Effective Time no holder of Options will have any right to receive shares of common stock of the Surviving Corporation or Buyer or any affiliate of Buyer upon the conversion or exercise of any such Option. Seller shall take all necessary action such that, at the Effective Time, each holder of an outstanding option granted pursuant to the Option Plan (the “Option Plan”) to purchase shares of Seller Stock (collectively, the “Seller Options”) shall have no rights with respect to the Seller Options other than the right to receive, in lieu of the shares of Seller Stock therefor issuable on conversion of such Seller Option’s, an amount equal to the excess of (i) the per share cash consideration over (ii) the exercise price per share of such Seller Option. In lieu of the foregoing formulation, Seller may permit cashless exercise of the Seller Options, to the extent permitted by the Seller Option Plan, provided that the net economic effect is the same to Seller as payment provided pursuant to the preceding sentence.

     1.2. Merger Consideration. The aggregate merger consideration (the “Merger Consideration”) shall be payable as follows:

          (a) The Closing Amount of $150,000.00 shall be paid at Closing by wire transfer to the Seller’s account; and

          (b) At Closing, 13,700,000 shares of Buyer, will be delivered to Seller to be distributed to shareholders and option holders of Seller in accordance with their respective entitlements to the Per Share Consideration.

     1.3. Adjustments to Merger Consideration. The Merger Consideration shall be adjusted as follows to reflect proration or credit of items customarily prorated or credited in transactions of this type, such as property taxes, rents, deposits and other deferred amounts or obligations.

     1.4. No Further Rights of Transfer. At and after the Effective Time, each holder of a certificate formerly representing one or more shares of Seller Stock or the right to obtain same pursuant to any instrument includable within those making up the Aggregate Number of Fully Diluted Shares as defined in Section 1.1(d) (a “Certificate”) shall cease to have any rights as a shareholder of Seller, except for the right to surrender such Certificate in exchange for the Per Share Consideration deliverable in respect thereof or Appraisal Rights (as defined in Section 1.6), and no transfer of shares of Seller Stock shall be made on the stock transfer books of Seller. Certificates presented to the Surviving Corporation after the Effective Time shall be canceled and exchanged for the Per Share Consideration as provided in this Section 1. At the close of business on the day of the Effective Time, the stock ledger of Seller with respect to the shares of Seller Stock shall be closed. The foregoing shall also apply to all subsidiary entities of Seller.

     1.5. Surviving Corporation. The Certificate of Incorporation and Bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, except as amended in Buyer’s discretion as part of the Certificate of Merger. At the Effective Time, the directors of Buyer. immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office, subject to the applicable provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation, until the next annual shareholders’ meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

     1.6. Dissenting Seller Shareholders. Any shares of Seller Stock held by persons who have satisfied the requirements of Section 607-1302 et seq. of the Florida Law related to the rights of appraisal for dissenting shareholders (“Appraisal Rights”), and have not effectively withdrawn or lost such Appraisal Rights (such persons being referred to as “Dissenting Seller Shareholders”), shall not be converted pursuant to this Agreement. Instead, Dissenting Seller Shareholders shall be entitled only to such Appraisal Rights. Each Dissenting Seller Shareholder who is entitled to payment for his or her shares of Seller Stock pursuant to such Appraisal Rights shall receive payment from the Surviving Corporation in an amount as determined pursuant to such Appraisal Rights. The Surviving Corporation shall not pay any amount to the Dissenting Seller Shareholders in an amount per share in excess of the Per Share Consideration unless directed to do so by a court of competent jurisdiction. If the holders of more than five percent (5%) of the total outstanding shares of Seller Stock exercise their Appraisal Rights in accordance with Section 607.1302 of the Florida Law, Seller shall immediately give Buyer written notice of such fact and Buyer shall have the right, in its sole discretion, to terminate this Agreement at any time within five (5) days from the receipt of such notice. The Per Share Consideration which would otherwise be payable to Dissenting Seller shareholders will be retained by the Buyer or Surviving Corporation in a separate account and not paid to the shareholders.

     2. Closing. Subject to satisfaction of the terms and conditions of this Agreement, the closing of the purchase and sale of the Seller’s Shares provided for by this Agreement (referred to throughout this Agreement as the “Closing”) shall take place at the law offices of Moye, Giles, O’Keefe, Vermeire & Gorrell on _______ 2002, at ____ o’clock _.m. The time, place and date of the Closing are referred to throughout this Agreement as the “Closing Date”.

     3. Representations and Warranties.

          3.1. Representations and Warranties of Seller. The Seller represents and warrants to the Buyer that:

               3.1.1.Ownership of Seller Shares. The persons listed on Exhibit 3.1.1 are the only record and beneficial owners of the Seller’s shares. The persons listed on Exhibit 3.1.1 possess good and merchantable title to the Seller’s shares, and own the Seller’s shares free and clear of any and all security interests, agreements, restrictions, claims, liens, pledges and encumbrances of any nature or kind. The person listed on Exhibit 3.1.1 have the absolute and unconditional right to sell, assign, transfer and deliver the Seller’s shares to the Buyer in accordance with the terms of this Agreement.

               3.1.2.Due Organization; Good Standing; Authority of Seller. Seller is a corporation duly organized, validly existing as a stock corporation, and in good standing under the laws of the State of Florida. Seller has full right, power, and authority to own its properties and assets, and to carry on its business. Seller is duly licensed, qualified and authorized to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the properties and assets owned by it or the nature of the business conducted by it makes such licensing, qualification and authorization legally necessary. A complete and correct copy of each of Seller’s Articles of Incorporation, as amended to the date of this Agreement, (the “Charter”) certified by the Secretary of State of the State of Florida and bylaws, as amended to the date of this Agreement, (the “Bylaws”), have been delivered to Buyer. The Charter and the Bylaws are in full force and effect, and Seller is not in breach or violation of any of the provisions thereof. The minute books of Seller containing the minutes of the meetings of the stockholders of Seller and the Board of Directors of Seller, which were or will be made available to the Buyer for examination, are complete and correct and accurately reflect all proceedings of the stockholders of Seller and the Board of Directors of Seller.

               3.1.3.Validity of Agreement. The Seller has the legal capacity and authority to enter into this Agreement. This Agreement is a valid and legally binding obligation of the Seller and is fully enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors’ rights generally.

               3.1.4.Capitalization; the Seller Stock; Related Matters. Seller's authorized capital stock consists of 100,000,000 shares of common stock, of which 11,550,000 shares, are issued and outstanding and owned of record and beneficially by the person listed on Exhibit 3.1.1. The Seller’s shares have been duly, legally and validly issued, and are fully-paid and non-assessable. Delivery of the Seller’s shares by the Seller to the Buyer at the Closing on the Closing Date pursuant to this Agreement will transfer to the Buyer full and entire legal and equitable title to 100% of the issued and outstanding capital stock of Seller, except for rights of Dissenting shareholders under Section 1.6.

               3.1.5.Options, Warrants and Other Rights and Agreements Affecting Seller Capital Stock. [Except for options listed on Exhibit 3.1.5,] Seller has no authorized or outstanding options, warrants, calls, subscriptions, rights, convertible securities or other securities [as defined in the federal Securities Act of 1933 (hereinafter “Securities”) or any commitments, agreements, arrangements or understandings of any kind or nature obligating Seller, in any such case, to issue shares of Seller capital stock or other securities or securities convertible into or evidencing the right to purchase shares of Seller capital stock or other securities. Seller is not a party to any agreement, understanding, arrangement or commitment, or bound by any Articles of Incorporation or bylaw provision which creates any rights in any Person with respect to the authorization, issuance, voting, sale or transfer of any shares of Seller’s capital stock or other securities.

               3.1.6.Subsidiaries. Seller's subsidiaries are set forth on Exhibit 3.1.6. Such subsidiaries are incorporated in the states indicated, are in good standing in each state where such qualification is necessary. Seller does not have any subsidiaries, other than those set forth on Exhibit 3.1.6. Seller and does not, directly or indirectly, own any interest in or control any corporation, partnership, joint venture, or other business entity.

               3.1.7.Agreement Not in Conflict with Other Instruments; Required Approvals Obtained. The execution, acknowledgement, sealing, delivery, and performance of this Agreement by the Seller and the consummation of the transactions contemplated by this Agreement will not (a) violate or require any registration, qualification, consent, approval, or filing under, (i) any law, statute, ordinance, rule or regulation (hereinafter collectively referred to as “Laws”) of any federal, state or local government (hereinafter collectively referred to as “Governments”) or any agency, bureau, commission or instrumentality of any Governments (“hereinafter collectively referred to as “Governmental Agencies”), or (ii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which Seller or any of its assets or Properties is bound; (b) conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, constitute a default under, result in the acceleration of the performance of Seller’s obligations under, or result in the creation of any claim, security interest, lien, charge, or encumbrance upon any of Seller’s properties, assets, or businesses pursuant to, (i) Seller’s Charter or Bylaws, (ii) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument or agreement to which Seller is a party or by which Seller or any of Seller’s assets or properties is bound, or (iii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which Seller or any of its assets or properties is bound.

               3.1.8.Conduct of Business in Compliance with Regulatory and Contractual Requirements. Seller has conducted and is conducting Seller’s business in compliance with all applicable Laws of all Governments and Governmental Agencies. Neither the real or personal properties owned, leased, operated or occupied by Seller, nor the use, operation or maintenance thereof, (i) violates any Laws of any Government or Governmental Agency, or (ii) violates any restrictive or similar covenant, agreement, commitment, understanding or arrangement.

               3.1.9.Licenses; Permits; Related Approvals. Seller possesses all licenses, permits, consents, approvals, authorizations, qualifications, and orders (“hereinafter collectively referred to as “Permits”) of all Governments and Governmental Agencies lawfully required to enable Seller to conduct Seller’s business as a mining project in all jurisdictions in which it owns properties. All of the Permits are in full force and effect, and no suspension, modification or cancellation of any of the Permits is pending or threatened. A list of the Permits is attached hereto as Exhibit 3.1.9 and incorporated by reference herein.

               3.1.10.Legal Proceedings. There is no action, suit, proceeding, claim, arbitration, or investigation by any Government, Governmental Agency or other Person (i) pending to which Seller is a party, (ii) threatened against or relating to Seller or any of Seller’s assets or businesses, (iii) challenging Seller’s right to execute, acknowledge, seal, deliver, perform under or consummate the transactions contemplated by this Agreement, or (iv) asserting any right with respect to any of the Seller Shares, and there is no basis for any such action, suit, proceeding, claim, arbitration or investigation.

               3.1.11.Financial Statements; Undisclosed Liabilities. Attached hereto as Exhibit 3.1.11.1 and incorporated by reference herein are copies of Seller’s audited balance sheets as of December 31, 2001 Seller’s audited Statement of Operations and Retained Earnings for the years ended as of December 31, 1999, 2000 and 2001 and Seller’s audited Statement of Changes in Financial Position for the years ended as of , 1999, 2000 and 2001 (hereinafter collectively referred to as the “Financial Statements”), together with the unqualified opinion thereon of Addison & Gadea P.C., independent certified public accountants. Attached hereto as Exhibit 3.1.11.2 and incorporated by reference herein are copies of Seller’s unaudited balance sheets as of _____. Seller’s unaudited Statement of Operations and Retained Earnings for the periods ended as of _____. Seller’s unaudited Statement of Changes in Financial Position for the periods ended as of _________ (hereinafter collectively referred to as the “Interim Statements”). The Financial Statements and the Interim Statements are in accordance with the books and records of Seller, are true, correct and complete and accurately present Seller’s financial position as of the dates set forth therein and the results of Seller’s operations and changes in Seller’s financial position for the periods then ended, all in conformity with generally accepted accounting principles applied on a consistent basis during each period and on a basis consistent with that of prior periods. Except (i) as disclosed in the Financial Statements and the Interim Statements, and (ii) as disclosed in this Agreement, Seller has no liabilities or obligations of any nature or kind, known or unknown, whether accrued, absolute, contingent, or otherwise. There is no basis for assertion against Seller of any claim, liability or obligation not fully disclosed in the Financial Statements and the Interim Statements. All prepaid items set forth in Seller’s Financial Statements and Interim Statements have been properly accrued.

               3.1.12. Tax Matters. Seller has duly and timely filed with all appropriate Governmental Agencies, all tax returns, information returns, and reports required to be filed by Seller. Except for accruals for payroll taxes payable, income taxes payable, and deferred taxes as set forth in Seller’s Balance Sheet as of December 31, 2001 (collectively, the “Accrued Taxes”), Seller has paid in full all taxes (including taxes withheld from employees’ salaries and other withholding taxes and obligations), interest, penalties, assessments and deficiencies owed by Seller to all taxing authorities. Complete and correct copies of (a) the income tax returns of Seller for Seller’s three fiscal years ending 12/31/99, 12/31/00, and 12/31/99 as filed by Seller with the Internal Revenue Service (the “IRS”) and all state taxing authorities (collectively, the “Returns”), (b) all audit reports received by Seller during the last five years and issued by the IRS or any state taxing authorities, and (c) all consents and agreements entered into by Seller during the last five years with the IRS or any state taxing authorities (collectively, the “Tax Agreements”) are collectively attached hereto as Exhibit 3.1.12 and incorporated by reference herein. All information reported on the Returns is true, accurate, and complete. All claims by the IRS or any state taxing authorities for taxes due and payable by Seller have been paid by Seller. The provisions for the Accrued Taxes are adequate for the payment of all of Seller’s liabilities for unpaid taxes (whether or not disputed). All federal income tax returns required to be filed by Seller have either been examined by the IRS, or the period during which any assessments may be made by the IRS has expired without waiver or extension for all years through Seller’s fiscal year ended _______, and any deficiencies or assessments claimed or made have been paid, settled, or fully provided for in the Financial Statements. Seller has not adopted a plan of complete liquidation under the Internal Revenue Code of 1954, as amended (the “Code”), or filed a consent pursuant to Section 341(f) of the Code. Seller is not a party to, and is not aware of, any pending or threatened action, suit, proceeding, or assessment against it for the collection of taxes by any Governmental Agency.

               3.1.13.Accounts Receivable; Accounts Payable. Seller's accounts receivable reflected on Seller’s Balance Sheet as of ________ (the “Balance Sheet”) and all accounts receivable arising after the date of the Balance Sheet (collectively, the “Accounts Receivable”) are bona fide accounts receivable, the full amount of which is actually owing to Seller. The Accounts Receivable will be fully collectible by the Buyer within 90 days of the Closing Date, without offset, recoupment, counterclaim, claim or diminution. Seller’s accounts payable reflected on the Balance Sheet and all accounts payable arising after the date of the Balance Sheet arose from bona fide transactions in the ordinary course of Seller’s business.

               3.1.14.Real Property. As set forth on Exhibit 3.1.14 attached hereto and incorporated by reference herein is the real property owned or leased by Seller. Seller has sole good and merchantable title to, or a valid leasehold interest in, the real property, on Exhibit 3.1.14. Seller does not own or have any interest in any other real property.

                    3.1.14.1Mining Property. With respect to the mining properties held by Seller, Seller has good and merchantable title to the fee interests in, or a valid leasehold interest in the leases in, or valid claims (patented or unpatented) in, the mineral properties or interests, including royalty interests and other legal or beneficial interests in minerals, subject to minor defects in title which do not, individually or in the aggregate, cause a material adverse impact on the use, development operation as a mine and enjoyment of the property and the operation of a mine on such property.

                    3.1.14.2 Mining Operations. During the period of Seller's ownership of the mining properties, and to the best of Seller’s knowledge during the period of prior ownership of the mining properties:

                         i. neither Seller nor its Affiliates has incurred any liability, nor does a state of facts exist which could give rise to a liability for damages, fines or levies as a result of any subsidence, water, air or other environmental contamination, conduct of mining development and operations, or similar occurrences, which individually or in the aggregate, would constitute a material adverse effect on the properties or business of Seller.

                         ii. the mining operations conducted on the mining properties has been conducted in accordance with good miner practices, and in compliance with all applicable laws, regulations, ordinances, decrees and directives affecting the property or the business of Seller.

                    3.1.15.Condition of Personal Property. Attached hereto as Exhibit 3.1.15 and incorporated by reference herein is a true, correct and complete list of all personal property, owned by Seller or used by Seller in the conduct of its business, including, but not limited to, all equipment, machinery and fixtures, (collectively, the “Personal Property”), indicating whether it is owned or the manner in which the Personal Property is otherwise utilized by Seller. Seller has sole and exclusive, good and merchantable title to all of the Personal Property owned by it, free and clear of all pledges, claims, liens, restrictions, security interests, charges and other encumbrances. All of the Personal Property is in good repair and good operating condition, fit for its intended purposes, and is adequate for the continuation of Seller’s business.

                    3.1.18.Contracts, Licenses, and Permits. Attached hereto and incorporated by reference herein are the following:

                         3.1.18.1 Exhibit 3.1.18.1 is a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all leases of Seller relating to real property.

                         3.1.18.2. Exhibit 3.1.18.2, is a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all leases of Seller relating to personal property.

                         3.1.18.3. Exhibit 3.1.18.3, is a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all licenses, franchises, assignments or other agreements of Seller relating to trademarks, trade names, patents, copyrights and service marks (or applications therefor), unpatented designs or styles, know-how and technical assistance.

                         3.1.18.4. Exhibit 3.1.18.4, is a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all Permits, other than those listed in Exhibit 3.1.9, relating to the operation of the business of Seller.

                         3.1.18.5. Exhibit 3.1.18.5 is a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all employment, compensation and consulting agreements, contracts, understandings or arrangements of Seller with any officer, director, employee, broker, agent, consultant, salesman or other Person, including the names, starting dates of employment, term of employment, functions and aggregate compensation (including salary, bonuses, commissions and other forms of compensation).

                         3.1.18.6. Exhibit 3.1.18.6, is a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all agreements of Seller for the purchase, sale or lease of goods, materials, supplies, machinery, equipment, capital assets and services having a cost in excess of $5000in any one instance or in excess of 25,000.00 in the aggregate.

                         3.1.18.7. Exhibit 3.1.18.7, is a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all agreements and arrangements, other than those listed in Exhibit 3.1.18.7, which Seller has with any supplier, distributor, dealer, sales agent, broker, or representative.

                         3.1.18.8. Exhibit 3.1.18.8, is a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all agreements and arrangements of Seller for the borrowing or lending of money, on a secured or unsecured basis, or guaranteeing, indemnifying or otherwise becoming liable for the obligations or liabilities of any other Person.

                         3.1.18.9. Exhibit 3.1.18.9, is a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all agreements and arrangements of Seller for the construction, modification or improvement of any building or structure having a cost in excess of $5,000.00, or the incurrence of any other capital expenditure involving payments in excess of $25,000.00.

                         3.1.18.10. Exhibit 3.1.18.10, is a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all agreements and understandings of Seller other than those listed in Exhibits 3.1.18.1 through 3.1.18.9 which are material in nature, involve the payment or receipt, in any 12 month period, of more than $5,000.00, or have a term of more than 12 months.

     Each of the agreements, arrangements and understandings listed in Exhibits 3.1.18.1 through 3.1.18.10 (hereinafter collectively referred to as the “Commitments”) is in full force and effect, is valid and binding upon each of the parties thereto and is fully enforceable by Seller against the other party thereto in accordance with its terms. Neither Seller, nor Seller has any notice of, or any reason to believe that there is or has been any actual, threatened or contemplated termination or modification of any of the Commitments. No party to any of the Commitments is in breach of or in default thereunder, nor has any event occurred which, with the lapse of time, notice or election, may become a breach or default by Seller or any other party to or under any of the Commitments. Seller has the right to quiet enjoyment of all real properties leased to it for the full term of the lease thereof. The execution, acknowledgement, sealing, delivery, and performance of this Agreement by the Seller and the consummation of the transactions contemplated by this Agreement (i) will not result in the breach or termination of or constitute a default under any Commitment, (ii) does not require the consent of any party to any of the Commitments, and (iii) will not give any such party the right to terminate any of the Commitments. All payments required to be made by Seller, Seller or any other party to any of the Commitments pursuant to any of the Commitments have been paid in full through August 31, 2002 The Commitments are in compliance with all applicable Laws of all Governments and Governmental Agencies and there are no Laws of any Government or Governmental Agencies, actions, suits, proceedings, arbitrations, orders, writs, or decrees in any such case existing or proposed, which adversely affect or might adversely affect Seller’s rights under any of the Commitments.

                    3.1.19.Insurance. Attached hereto as Exhibit 3.1.19.1 and incorporated by reference herein is a list of all insurance policies of Seller, setting forth with respect to each policy the name of the insurer, a description of the policy, the dollar amount of coverages, the amount of the premium, the date through which all premiums have been paid, and the expiration date. Each insurance policy relating to the insurance referred to in Exhibit 3.1.19.1 is in full force and effect, is valid and enforceable, and Seller is not in breach of or in default under any such policy. Neither Seller nor Seller has any notice of or any reason to believe that there is or has been any actual, threatened, or contemplated termination or cancellation of any insurance policy relating to the insurance referred to in Exhibit 3.1.19.1. Attached hereto as Exhibit 3.1.19.2 and incorporated by reference herein is a true, correct and complete list and summary of all claims which have been made under each insurance policy relating to the insurance referred to in Exhibit 3.1.19.1. Seller has not failed to give any notice or to present any claim under any insurance policy in a due and timely fashion.

                    3.1.20.Benefit Plans. For purposes of the representations and warranties set forth below in this Section 3.1.20, the term “Benefit Plans” is defined broadly to include (i) all plans, programs, or arrangements (whether or not insured) which provide to employees pension, profit sharing, ESOP, stock option, incentive bonus, surgical or other physician, hospitalization, major medical, dental, optical, prescription drug, health insurance, life insurance, accidental death and dismemberment, short-term disability, long-term disability, sick leave, vacation, severance, supplemental unemployment, layoff, automobile, apprenticeship and training, day care, scholarship, or group legal benefits.

                         3.1.20.1. Exhibit 3.1.20.1 attached hereto and incorporated herein describes all Benefit Plans maintained by Seller and identifies whether or not each of such Benefit Plans is funded (i) by an insurance contract, (ii) out of the general assets of the business, or (iii) by a trust or other funding medium. No other Benefit Plans are presently in effect with respect to Seller or are required to be offered by Seller either at the present time or in the future, under any current agreement, arrangement or understanding; all such Benefit Plans are currently in full force and effect, and comply with all applicable agreements, arrangements and understandings between Seller and its employees; all contributions, premiums and other payments due in respect of such Benefit Plans have been paid; and all such Benefit Plans comply with all applicable Laws. Seller is in compliance with the requirements of all such Benefit Plans, and no condition presently exists which, with the passage of time, would cause any such Benefit Plan to be in noncompliance with any applicable Law, or Seller to be in noncompliance with any provisions of any such Benefit Plan.

                         3.1.20.2. With respect to each Benefit Plan, Seller has complied with all reporting and disclosure obligations under applicable Law, and all documents and report forms submitted for such purposes are complete and accurate in all material respects.

                         3.1.20.3. With respect to each Benefit Plan: (i) no prohibited transaction has occurred; (ii) each Benefit Plan is in conformity with applicable Law; (iii) Seller is not in default in any material respect in performing any of its contractual or legal obligations; (iv) all Persons having any fiduciary responsibility are in compliance in all material respects with the applicable provisions of any applicable Law; (v) there has not been a breach of any fiduciary duty; (vi) there are no pending ruling requests or appeals (either formal or informal), investigations, or audits by or before any Governmental Agency; and (vii) there is no claim, demand, suit, proceeding or cause of action pending, or threatened with respect to any Benefit Plan, and there is no liability except for reasonable and customary administrative expenses and benefits payable pursuant to the terms of each Benefit Plan.

                         3.1.20.4. Exhibit 3.1.20.4 attached hereto and incorporated by reference herein describes any reduction in benefits provided under any Benefit Plan which has been made by Seller within five years prior to the Closing Date.

                         3.1.20.5. Except for the payment of non-forfeitable benefits under a pension or profit sharing plan or as prohibited by any applicable Law, there are no restrictions on the Buyer’s right to terminate or decrease the level of benefits under any Benefit Plan after the Closing Date, without further liability to any present or former employee.

                    3.1.21. Employee Relations and Employment Agreements.

                         3.1.21.1. None of Seller's employees is represented by a labor organization. No petition for representation has ever been filed with the National Labor Relations Board (the “NLRB”) with respect to Seller’s employees. Seller are not aware of any union organizational activity with respect to Seller and have no reason to believe that any such activity is being contemplated.

                         3.1.21.2. Seller is not in violation of applicable equal employment opportunity laws, wage and hour laws, occupational safety and health laws, federal labor laws, or any other Laws of any Government or Governmental Agency relating to employment. Seller have disclosed to the Buyer the status of all investigations, claims, charges, and employment-related suits or controversies which have occurred with respect to Seller within the last 10 years or which are presently pending or threatened with respect to Seller under any employment-related Law of any Government or Governmental Agency (including common law). Seller has satisfied and performed fully all judgments, decrees, conciliation agreements, or settlement agreements by which it is bound or to which it is subject concerning employment-related matters and each such judgment, decree, or agreement is disclosed on Exhibit 3.1.23.1.

                         3.1.21.3. Seller has not entered into any employment agreement and all employees can be terminated at will. Seller has no contractual obligation or special termination or severance arrangement in respect of any employee.

                         3.1.21.4. Seller has paid all wages due (including all required taxes, insurance, and withholding thereon) through the Closing Date. Exhibit 3.1.23.4 attached hereto and incorporated by reference herein sets forth all accrued vacation, accrued sick leave, and accrued bonuses (including pro rata accruals for a period of a year) due to employees of Seller as of the Closing Date.

                         3.1.21.5. Exhibit 3.1.23.5 attached hereto and incorporated by reference herein sets forth each Seller employee’s date of hire, position, present salary, amount of bonus paid in the past year, and announced termination date (if any). The Seller have provided to the Buyer access to the personnel files and employment records of all Seller employees.

                    3.1.22.Patents; Trademarks; Related Contracts. Attached hereto as Exhibit 3.1.24 and incorporated by reference herein, is a true, correct and complete list of all of Seller’s patents, trademarks, tradenames, or trademark or tradename registrations, service marks, and copyrights or copyright registrations (the “Proprietary Rights”). All of Seller’s Proprietary Rights are valid, enforceable, in full force and effect and free and clear of any and all security interests, liens, pledges and encumbrances of any nature or kind. Seller has not licensed, leased or otherwise assigned, transferred or granted any right to use any of its Proprietary Rights to any other Person, and no Person is infringing upon Seller’s Proprietary Rights. Seller has not infringed and is not infringing upon any patent, trademark, tradename, or trademark or tradename registration, service mark, copyright, or copyright registration of any other Person.

                    3.1.23.Books and Records; Fiscal Year; Method of Accounting. Seller has made available to the Buyer all of its tax, accounting, corporate and financial books and records. The books and records pertaining to Seller’s business made available to the Buyer are true, correct and complete, have been maintained on a current basis, and fairly reflect the basis for Seller’s financial condition and results of operations as set forth in the Financial Statements and the Interim Statements. Seller has consistently used the fiscal year ended ____ as its taxable year, and has consistently used the cash method as its method of accounting for tax purposes.

                    3.1.24Bank Accounts and Safe Deposit Arrangements. Attached hereto as Exhibit 3.1.26 and incorporated by reference herein is a true, correct and complete list of each checking account, savings account and other bank account and safe deposit box maintained by Seller, and the names of all persons authorized to withdraw funds or other property from, or otherwise deal with, such accounts and safe deposit boxes.

                    3.1.25.Absence of Certain Changes or Events. Since December 31, 2001, except as set forth in Exhibit 3.1.25 attached hereto and incorporated by reference herein, Seller has not:

                         3.1.25.1. Incurred any indebtedness, obligation or liability (contingent or otherwise), except normal trade or business obligations incurred in the ordinary course of its business, none of which was entered into for inadequate consideration and none of which exceeds $^ in amount.

                         3.1.25.2. Discharged or satisfied any security interest, lien or encumbrance or paid any indebtedness, obligation or liability (contingent or otherwise), except (A) current liabilities and (B) scheduled payments pursuant to obligations under contracts, agreements, or leases listed in Exhibits _________.

                         3.1.25.3. Mortgaged, pledged, or subjected to lien, charge, security interest, or other encumbrance any of its assets or properties.

                         3.1.25.4. Sold, assigned, transferred, leased, disposed of, or agreed to sell, assign, transfer, lease, or dispose of, any of its assets or properties.

                         3.1.25.5. Acquired or leased any assets or property of any other Person.

                         3.1.25.6. Cancelled or compromised any debt or claim.

                         3.1.25.7. Waived or released any rights.

                         3.1.25.8. Transferred or granted any rights with respect to know-how or any rights existing under any leases, licenses, agreements, inventions, or any of the Proprietary Rights.

                         3.1.25.9. Granted or made any contract, agreement, promise or commitment to grant any wage, salary or employee benefit increase to, or entered into any employment contract, bonus, stock option, profit sharing, pension, incentive, retirement or other similar arrangement or plan with, any officer, employee or other Person.

                         3.1.25.10. Entered into any collective bargaining agreement or made any commitment or incurred any liability to any labor organization.

                         3.1.25.11. Made any capital expenditure in excess of $5,000.00 or entered into any commitment therefor.

                         3.1.25.12. Suffered any casualty loss or damage, whether or not such loss or damage is or was covered by insurance.

                         3.1.25.13. Suffered any adverse change in its operations, earnings, assets, liabilities, properties, or business or in its condition (financial or otherwise).

                         3.1.25.14. Changed the nature of its business or its method of accounting.

                         3.1.25.15. Other than in the ordinary course of business, entered into any transaction, contract, or commitment.

                         3.1.25.17. Suffered a loss of any supplier or suppliers, which loss (individually or in the aggregate) has had, or may have, an adverse effect on its financial condition, results of operations, business, or prospects.

                         3.1.25.18. Suffered any material adverse change in its assets or liabilities, in its condition, financial or otherwise, or in its business, properties, earnings or net worth.

                    3.1.26.Insider Transactions. Attached hereto as Exhibit 3.1.26 and incorporated by reference herein is a true, correct and complete list of the following:

                         3.1.26.1. The amounts and other essential terms of indebtedness or other obligations, agreements, undertakings, liabilities or commitments (contingent or otherwise) of Seller to or from any past or present officer, director, member, stockholder or any Person related to, controlling, controlled by or under common control with any of the foregoing (collectively, “Control Persons”).

                         3.1.26.2. All transactions between each Control Person and Seller since Seller’s date of incorporation, and all proposed or contemplated transactions with each Control Person, together with the essential terms thereof.

                    3.1.27.Adverse Conditions. Seller has no knowledge of any present or future condition, state of facts or circumstances which has affected or may affect adversely the business of Seller or prevent Buyer from carrying on its business.

                    3.1.28.Full Disclosure. This Agreement (including the Exhibits hereto) does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading. There is no fact known to Seller or Seller which is not disclosed in this Agreement which materially adversely affects the accuracy of the representations and warranties contained in this Agreement or Seller’s financial condition, results of operations, business, or prospects.

                    3.1.29.Negotiations with Other Persons. Seller will not, and will not permit Seller to, initiate, encourage the initiation by others, or participate in any discussions or negotiations with any other Persons relating to the sale or other disposition of any of the capital stock of Seller or any assets of Seller, and will promptly notify the Buyer if any Person initiates such discussions or negotiations with them or Seller.

                    3.1.30.No Brokerage. Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder’s fees, agent’s commissions, or the like in connection with this Agreement or the transactions contemplated hereby.

                    3.1.31No Shareholder Debt. As of the Closing Date, Seller shall have no outstanding debt, accounts, or liabilities to shareholders or its affiliates.

               3.2.Representations and Warranties of the Buyer. The Buyer represents and warrants to Seller that:

                    3.2.1.Due Organization; Good Standing; Power. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado. The Buyer has all requisite corporate power to enter into this Agreement and to perform its obligations hereunder.

                    3.2.2.Authorization and Validity of Documents. The execution, acknowledgement, sealing, delivery, and performance of this Agreement by the Buyer, and the consummation by the Buyer of the transactions contemplated hereby, have been duly and validly authorized by the Buyer. This Agreement has been duly executed, acknowledged, sealed and delivered by the Buyer and is a legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors’ rights generally.

                    3.2.3.Investment Intent. The Buyer is acquiring the Seller's shares by way of merger for investment only, for the Buyer’s own account, and not with a view to, for offer for sale or for sale in connection with, the distribution or transfer thereof. The Seller’s Shares are not being purchased for subdivision or fractionalization thereof; and the Buyer has no contract, undertaking, agreement or arrangement with any Person to sell, hypothecate, pledge, donate or otherwise transfer (with or without consideration) to any such Person any of the Seller’s Shares which the Buyer is acquiring hereunder, and the Buyer has no present plans or intention to enter into any such contract, undertaking, agreement or arrangement.

                    3.2.4.No Brokerage. The Buyer has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder’s fees, agent’s commissions, or the like in connection with this Agreement or the transactions contemplated hereby.

      4. Additional Covenants of the Parties — At the Closing on the Closing Date:

          4.1. Opinion of Counsel to Seller., Counsel to the Seller, shall deliver to the Buyer a written opinion, dated the Closing Date, in substantially the form attached hereto as Exhibit 4.1 and incorporated by reference herein.

          4.2. Opinion of Counsel to Buyer. Counsel to the Buyer, shall deliver to the Seller a written opinion, dated the Closing Date, in substantially the form attached hereto as Exhibit 4.2 and incorporated by reference herein.

          4.3. Release by Directors. The Buyer shall receive the release (the “Release”), in the form attached hereto as Exhibit 4.3.1 and incorporated by reference herein, executed, acknowledged, sealed and delivered by each of the individuals (the “Directors”) listed in Exhibit 3.8 attached hereto and incorporated by reference herein.

          4.4. Resignations of Officers and Directors of Seller. The resignation of each of Seller’s officers and directors effective at the Closing on the Closing Date in the form attached hereto as Exhibit 4.4.1 and incorporated by reference herein shall have been executed and delivered to Buyer by each such officer and director.

          4.5 Consulting Agreement. At Closing, Buyer will enter into the Consulting Agreement attached as Exhibit 4.5 with Harold R. and Eileen Ships.

      5. Indemnification.

          5.1. Indemnification by Seller. The Seller shall defend, indemnify and hold harmless the Buyer, its officers, directors, stockholders, agents, servants and employees, and their respective heirs, personal and legal representatives, guardians, successors and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including attorneys’ and experts’ fees and court costs) of every kind and nature arising out of, resulting from, or in connection with:

               5.1.1. Any misrepresentation or breach by Seller or Seller of any representation or warranty contained in this Agreement.

               5.1.2. Any nonfulfillment, failure to comply or breach by Seller of or with any covenant, promise or agreement of the Seller or any of Seller contained in this Agreement.

               5.1.3. Any act, failure to act or omission prior to the Closing Date by any Participant.

          5.2. Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless the Seller and its respective heirs, personal and legal representatives, guardians, successors and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including attorneys’ and experts’ fees and court costs) of every kind and nature arising out of, resulting from, or in connection with:

               5.2.1. Any misrepresentation, omission or breach by Buyer of any representation or warranty contained in this Agreement.

               5.2.2 Any nonfulfillment, failure to comply or breach by the Buyer of or with any covenant, promise or agreement of the Buyer contained in this Agreement.

     6. Termination of Agreement.

     This Agreement may be terminated as follows:

          6.1 By Buyer:

               6.1.1Due Diligence. The Buyer shall have a period of __ days after execution of this Agreement to complete its “due diligence” review of Seller, if Buyer has not completed its due diligence under the Option Agreement entered into previously by the parties. If Buyer, in its sole discretion, determines that it does not want to proceed with the transaction, then it will give Seller written notice of such fact and this Agreement will terminate immediately.

               6.1..2Breach. If Seller shall have breached any covenant, representation, warranty or agreement herein, Buyer shall have the right to terminate this Agreement if Seller is unable to cure such breach within __ days after written notice of such breach is given to Seller by Buyer.

          6.2 By Seller:

               6.2.1Breach. If Buyer shall have breached any covenant, representation, warranty or agreement herein, Seller shall have the right to terminate this Agreement if Buyer is unable to cure such breach within __ days after written notice of such breach is given to Buyer by Seller.

          6.3 By Either Party: If mutually agreed or if the transaction contemplated hereby is not closed by December 31, 2002.

          6.4 Effects of Termination. Upon termination, this Agreement shall be of no further force and effect, the parties shall have no further duties to each other, and any proprietary or confidential information will be delivered to the Party which delivered it.

     7. Miscellaneous.

          7.1. Survival of Representations, Warranties, and Agreements. All of the representations, warranties, covenants, promises and agreements of the parties contained in this Agreement (or in any document delivered or to be delivered pursuant to this Agreement or in connection with the Closing) shall survive the execution, acknowledgement, sealing and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          7.2 Definitions. As used throughout this Agreement, the following terms have the following meanings:

     “Affiliate” has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act, as such rule is in effect on the date hereof.

     “Person” means an individual, partnership, corporation, trust, unincorporated organization, government, or agency or political subdivision of a government.

     “SEC” means the Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act or the Exchange Act.

     “Securities Act” means the Securities Act of 1933, or any similar Federal statute, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the relevant time.

          7.3 Notices. All notices, requests, demands, consents, and other communications which are required or may be given under this Agreement (collectively, the “Notices”) shall be in writing and shall be given either (a) by personal delivery against a receipted copy, or (b) by certified or registered U.S. mail, return receipt requested, postage prepaid or (c) by facsimile transmission to a party’s fax number listed below, to the following addresses:

(i)	If to Seller:

Western Gold Resources, Inc. 8040 Kolb Road Tucson, AZ 85706 H. R. Shipes, CEO

with a copy to:

(ii)	If to the Buyer:

Atlas Minerals, Inc. c/o Gary Davis 10920 W. Alameda, Suite 205 Lakewood, Colorado 80226

with a copy to:

Richard F. Mauro Moye, Giles, O’Keefe, Vermeire & Gorrell LLP 1225 17th Street, 29th Floor Denver, Colorado 80202

or to such other address of which written notice in accordance with this Section 7.3 shall have been provided by such party. Notices may only be given in the manner hereinabove described in this Section 7.3 and shall be deemed received when given in such manner.

          7.4. Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, correspondence, understandings and agreements among the parties hereto respecting the subject matter hereof.

          7.5. Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto; provided, however, that the Buyer may, without the prior written consent of any other party, assign its interest in this Agreement to any Affiliate of the Buyer if such Affiliate undertakes to perform the Buyer’s obligations hereunder that shall have been so assigned, and upon, from and after such assignment the Buyer shall have no further liabilities, obligations or duties in respect of the rights, obligations and duties so assigned.

          7.6. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, each other Person who is indemnified under any provision of this Agreement, and their respective heirs, personal and legal representatives, guardians, successors and, in the case of Buyer, its permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights, remedies, obligations, or liabilities.

          7.7. Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

          7.8. Amendment; Waiver. No provision of this Agreement may be amended, waived, or otherwise modified without the prior written consent of all of the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement herein contained. The waiver by any party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.

          7.9. Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          7.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

          7.11. Applicable Law. This Agreement is made and entered into, and shall be governed by and construed in accordance with, the laws of the State of Colorado.

          7.12. Remedies. The parties hereto acknowledge that the Seller’s Shares are unique; that any claim for monetary damages may not constitute an adequate remedy; and that it may therefore be necessary for the protection of the parties and to carry out the terms of this Agreement to apply for the specific performance of the provisions hereof. It is accordingly hereby agreed by all parties that no objection to the form of the action or the relief prayed for in any proceeding for specific performance of this Agreement shall be raised by any party, in order that such relief may be expeditiously obtained by an aggrieved party. All parties may proceed to protect and enforce their rights hereunder by a suit in equity, transaction at law or other appropriate proceeding, whether for specific performance or for an injunction against a violation of the terms hereof or in aid of the exercise of any right, power or remedy granted hereunder or by law, equity or statute or otherwise. No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice its rights, powers or remedies, and no right, power or remedy conferred hereby shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

     7.13. Further Assurances. The Seller jointly and severally agree to execute, acknowledge, seal and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as the Buyer may request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

     The parties have executed and delivered this Agreement under seal, with the intention of making it a sealed instrument, on the date first above written.

WITNESS:	Seller:

(SEAL)

(SEAL)

(SEAL)

Buyer:

ATTEST:

By: (SEAL)

Secretary                President

STATE OF COLORADO                   )
                                                              )   ss:
COUNTY OF _________________   )

     I HEREBY CERTIFY that on this __________ day of __________ 200_ before me, the subscriber, a Notary Public of the State of Colorado in and for the County aforesaid, personally appeared _________, known to be (or satisfactorily proven), who acknowledges that he/she executed the aforegoing instrument for the purposes therein contained.

     AS WITNESS my hand and Notarial Seal.

     ________________________________________
Notary Public

STATE OF COLORADO                   )
                                                              )   ss:
COUNTY OF _________________   )

     I HEREBY CERTIFY that on this _______ day of __________, 200_, before me, the subscriber, a Notary Public of the State of Colorado in and for the County aforesaid, personally appeared __________, known to be (or satisfactorily proven), who acknowledges that he/she executed the aforegoing instrument for the purposes therein contained.

     AS WITNESS my hand and Notarial Seal.

     ________________________________________
Notary Public